Contact:	Jill Swartz, 714.667.8252, ext. 251 jill.swartz@grubb-ellis.com

Grubb & Ellis Apartment REIT Acquires

The Heights at Olde Towne in Portsmouth, Virginia

Santa Ana, California (December 31, 2007) – Grubb & Ellis Apartment REIT, Inc. has acquired The Heights at Olde Towne in Portsmouth, Virginia. The acquisition closed on December 21, 2007.

The Heights at Olde Towne is a 148-unit multifamily property totaling more than 118,000 rentable square feet on more than 3.75 acres. Built in 1972 and renovated between 2003 and 2006, the property consists of two eight-story apartment buildings that offer five floor plans ranging in size from 604-square-foot one bedroom/one bath units to 1,122-square-foot three bedroom/three bath units. Amenities include balconies or patios, spacious closets, laundry facilities, new swimming pool with fountains, business center with wireless internet access, a club room featuring a flat screen television, and a new fitness center.

The Heights at Olde Towne is located two miles from Interstate 264 on the border of the Olde Towne Portsmouth historic district. The property provides 237 parking spaces for a parking ratio of 1.6 spaces per unit. The community is adjacent to the Naval Medical Center Portsmouth, one of the largest and most modern U.S. Navy hospitals and one of the area’s major employers. The Heights at Olde Towne is currently 94 percent occupied.

Portsmouth is a part of the Hampton Roads metropolitan statistical area, which boasts a population in excess of 1.6 million people and an unemployment rate of approximately three percent, significantly less than the national average, according to the U.S. Department of Labor’s Bureau of Labor Statistics. While the military and government are main drivers of the local economy, accounting for nearly 21 percent of employment, recent growth in the area has transformed Portsmouth into a major shipping hub with a diverse economy. According to Moody’s Economy.com, average household income in the region exceeds $96,000.

Grubb & Ellis Apartment REIT offers a monthly distribution of 7.0 percent per annum, and is seeking to acquire properties in geographically-diverse markets throughout the United States that are poised for strong population and economic growth. As of December 14, 2007, Grubb & Ellis Apartment REIT has sold approximately eight million shares of its common stock for more than $80 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Apartment REIT purchased The Heights at Olde Towne from Fort Nelson Apartments, L.L.C. Financing was primarily provided by Freddie Mac.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Apartment REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that offer individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges, public non-traded real estate investment trusts (REITs) and real estate investment funds. As of September 30, 2007, nearly $3 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 214 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company and the merger, please visit www.grubb-ellis.com.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.